Exhibit 1

Qualcomm to Acquire NXP

– Creates semiconductor engine for the connected world –

– Enhances global leadership in integrated semiconductor solutions –

– Expands footprint across key growth opportunities:

Automotive, Internet of Things, security and networking –

– Grows serviceable addressable markets by ~40% to $138 billion in 2020 –

– Significantly accretive to non-GAAP earnings immediately upon close –

SAN DIEGO, and EINDHOVEN, The Netherlands – October 27, 2016 – Qualcomm Incorporated (NASDAQ: QCOM) and NXP Semiconductors N.V. (NASDAQ: NXPI) today announced a definitive agreement, unanimously approved by the boards of directors of both companies, under which Qualcomm will acquire NXP. Pursuant to the agreement, a subsidiary of Qualcomm will commence a tender offer to acquire all of the issued and outstanding common shares of NXP for $110.00 per share in cash, representing a total enterprise value of approximately $47 billion.

NXP is a leader in high-performance, mixed-signal semiconductor electronics, with innovative products and solutions and leadership positions in automotive, broad-based microcontrollers, secure identification, network processing and RF power. As a leading semiconductor solutions supplier to the automotive industry, NXP also has leading positions in automotive infotainment, networking and safety systems, with solutions designed into 14 of the top 15 infotainment customers in 2016. NXP has a broad customer base, serving more than 25,000 customers through its direct sales channel and global network of distribution channel partners.

“With innovation and invention at our core, Qualcomm has played a critical role in driving the evolution of the mobile industry. The NXP acquisition accelerates our strategy to extend our leading mobile technology into robust new opportunities, where we will be well positioned to lead by delivering integrated semiconductor solutions at scale,” said Steve Mollenkopf, CEO of Qualcomm Incorporated. “By joining Qualcomm’s leading SoC capabilities and technology roadmap with NXP’s leading industry sales channels and positions in automotive, security and IoT, we will be even better positioned to empower customers and consumers to realize all the benefits of the intelligently connected world.”

The combined company is expected to have annual revenues of more than $30 billion, serviceable addressable markets of $138 billion in 2020 and leadership positions across mobile, automotive, IoT, security, RF and networking. The transaction has substantial strategic and financial benefits:

•	Complementary technology leadership in strategically important areas: The transaction combines leadership in general purpose and automotive grade processing, security, automotive safety sensors and RF; enabling more complete system solutions.

•	Mobile: A leader in mobile SoCs, 3G/4G modems and security.

•	Automotive: A leader in global automotive semiconductors, including ADAS, infotainment, safety systems, body and networking, powertrain and chassis, secure access, telematics and connectivity.

•	IoT and Security: A leader in broad-based microcontrollers, secure identification, mobile transactions, payment cards and transit; strength in application processors and connectivity systems.

•	Networking: A leader in network processors for wired and wireless communications and RF sub-segments, Wave-2 11ac/11ad, RF power and BTS systems.

•	Enhanced go-to-market capabilities to serve our customers: The combination of Qualcomm’s and NXP’s deep customer and ecosystem relationships and distribution channels enables the ability to deliver leading products and platforms at scale in mobile, automotive, IoT, industrial, security and networking.

•	Shared track record of innovation and commitment to operational discipline: Both companies have demonstrated a strong commitment to technology leadership and best-in-class product portfolios with focused investments in R&D. Qualcomm and NXP have both taken action to position themselves for profitable growth, while maintaining financial and operational discipline.

•	Substantial financial benefits: Qualcomm expects the transaction to be significantly accretive to non-GAAP EPS immediately upon close. Qualcomm expects to generate $500 million of annualized run-rate cost synergies within two years after the transaction closes. The transaction utilizes Qualcomm’s strong balance sheet and will be efficiently financed with offshore cash and new debt. The transaction structure allows tax efficient use of offshore cash flow and enables Qualcomm to reduce leverage rapidly.

Mollenkopf continued, “We have taken significant action to build a foundation for profitable growth and the acquisition of NXP is strongly aligned with our strategy. Our companies both have substantial expertise in delivering industry-leading solutions to our global customers, built upon a shared commitment to technology innovation, focused R&D investments and strong financial and operational discipline.”

“The combination of Qualcomm and NXP will bring together all technologies required to realize our vision of secure connections for the smarter world, combining advanced computing and ubiquitous connectivity with security and high performance mixed-signal solutions including microcontrollers. Jointly we will be able to provide more complete solutions which will allow us to further enhance our leadership positions, and expand the already strong partnerships with our broad customer base, especially in automotive, consumer and industrial IoT and device level security,” said Rick Clemmer, NXP Chief Executive Officer. “United in a common strategy, the complementary nature of our technologies and the scale of our portfolios will give us the ability to drive an accelerated level of innovation and value for the whole ecosystem. Such a strong fit will bring opportunities for our employees and customers, as well as provide immediate attractive value for our shareholders, in creating the semiconductor industry powerhouse.”

Sir Peter Bonfield, Chairman of NXP’s Board of Directors, said, “This is a major step in my ten years’ Chairmanship of NXP, and I am very pleased to see that the board of NXP has unanimously approved the proposed transaction and fully supports and recommends the offer for acceptance to NXP shareholders.”

Transaction Details

Under the terms of the definitive agreement, a subsidiary of Qualcomm will commence a tender offer to acquire all of the issued and outstanding shares of NXP for $110.00 per share in cash.

Qualcomm intends to fund the transaction with cash on hand and new debt. The transaction is structured to enable tax efficient use of offshore cash flow to rapidly reduce leverage. Qualcomm is committed to maintaining its strong investment-grade credit ratings.

The solid combined cash flow profile will support Qualcomm’s current dividend and dividend growth. Qualcomm is committed to anti-dilutive repurchases of its common stock as it de-levers its balance sheet to pre-transaction leverage levels. The pro forma cash flow profile provides a strong foundation for long-term capital returns to stockholders.

The tender offer is not subject to any financing condition. The transaction is expected to close by the end of calendar 2017 and is subject to receipt of regulatory approvals in various jurisdictions and other closing conditions. The tender offer is conditioned on the tender of at least 95% of the outstanding ordinary shares of NXP or, if NXP shareholders approve the asset sale contemplated in the purchase agreement, the tender of at least 80% of the outstanding ordinary shares of NXP. An Extraordinary General Meeting of NXP’s shareholders will be convened in connection with the offer to adopt, among other things, certain resolutions relating to the transaction.

The offer will be described in more detail in a tender offer statement on Schedule TO to be filed by a subsidiary of Qualcomm and a solicitation/recommendation statement on Schedule 14D-9 to be filed by NXP.

Goldman Sachs & Co. and Evercore served as financial advisors to Qualcomm and provided fairness opinions to the Qualcomm Board. Goldman Sachs & Co. and J.P. Morgan are providing committed debt financing for the transaction. Centerview Partners LLC served as financial advisor and provided a fairness opinion to the Qualcomm Board. Paul, Weiss, Rifkind, Wharton & Garrison LLP; Cravath, Swaine & Moore LLP and Allen & Overy LLP served as legal counsel to Qualcomm. DLA Piper LLP (US) served as legal counsel to the Qualcomm Board.

Qatalyst Partners is acting as lead financial advisor to NXP, and Skadden, Arps, Slate, Meagher & Flom LLP and De Brauw Blackstone Westbroek are serving as legal counsel to NXP. Barclays and Credit Suisse are also acting as financial advisor to NXP.

Conference Call and Webcast

Qualcomm and NXP management will host a conference call at 8:00 a.m. Eastern Time / 5:00 a.m. Pacific Time today to discuss details of the transaction. A live webcast and the accompanying presentation relating to the transaction will be available on the investor relations sections of the Qualcomm and NXP websites at http://investor.qualcomm.com and http://investors.nxp.com.

The live conference call can be accessed via phone by dialing (844) 572-2130 (U.S. domestic) or (443) 877-4179 (international), using the reservation number 5789987. An audio live webcast as well as an audio webcast replay will be available on the investor relations sections of the Qualcomm and NXP websites.

NXP Third Quarter 2016 Results Conference Call Time Change

In light of today’s announcement, the NXP conference call and webcast to discuss its financial results for the third quarter of 2016 has been changed to 9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time. The dial in numbers remain the same. Interested parties may join the conference call by dialing the following numbers: Within the U.S.: (888) 603-7644; outside the U.S.: (484) 747-6631; participant Passcode: 93617305. The call will be webcast and can be accessed at the NXP Investor Relations website www.NXP.com/investor. A replay of the call will be available on the NXP Investor Relations website within 24 hours of the actual call.

About Qualcomm

Qualcomm Incorporated (NASDAQ: QCOM) is a world leader in 3G, 4G and next-generation wireless technologies. Qualcomm Incorporated includes Qualcomm’s licensing business, QTL, and the vast majority of its patent portfolio. Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, substantially all of Qualcomm’s engineering, research and development functions, and substantially all of its products and services businesses, including its semiconductor business, QCT. For more than 30 years, Qualcomm ideas and inventions have driven the evolution of digital communications, linking people everywhere more closely to information, entertainment and each other. For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

About NXP

NXP Semiconductors N.V. (NASDAQ:NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has 44,000 employees in more than 35 countries and posted revenue of $6.1 billion in 2015. Find out more at www.nxp.com.

Additional Information and Where to Find It

The tender offer described herein has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares of NXP Semiconductors N.V. (“NXP”) or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Qualcomm River Holdings B.V. (“Buyer”), a subsidiary of Qualcomm Incorporated (“Qualcomm”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by NXP. The offer to purchase common shares of NXP will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF NXP ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer that will be named in the tender offer statement on Schedule TO.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to Qualcomm, Buyer or NXP are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties concerning the parties’ ability to complete the tender offer and close the proposed transaction, the expected closing date of the transaction, the financing of the transaction, the anticipated benefits and synergies of the transaction, anticipated future combined businesses, operations, products and services, and liquidity, debt repayment and capital return expectations. Actual events or results may differ materially from those described in this document due to a number of important factors. These factors include, among others, the outcome of regulatory reviews of the proposed transaction; the ability of the parties to complete the transaction; the ability of Qualcomm to successfully integrate NXP’s businesses, operations (including manufacturing and supply operations), sales and distribution channels, business and financial systems and infrastructures, research and development, technologies, products, services and employees; the ability of the parties to retain their customers and suppliers; the ability of the parties to minimize the diversion of their managements’ attention from ongoing business matters; Qualcomm’s ability to manage the increased scale, complexity and globalization of its business, operations and employee base post-closing; and other risks detailed in Qualcomm’s and NXP’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K and NXP’s most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com, and SEC filings for NXP are available in the Investor Relations section of NXP’s website at www.nxp.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Contacts

Investors:

John Sinnott, Investor Relations

1-858-658-4813

ir@qualcomm.com

Media:

Clare Conley, Media Relations

1-858-845-5959

corpcomm@qualcomm.com

Investors:

Jeff Palmer

jeff.palmer@NXP.com

+1 408 518 5411

Media:

Joon Knapen

joon.knapen@NXP.com

+49 151 257 43 299

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